UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2005, CNL Hotels & Resorts, Inc. (the “Company”) and THI III GL Investments L.L.C. (the “Seller”) entered into a Purchase and Sale Agreement (as amended on December 30, 2005, the “Purchase Agreement”) to acquire the Grande Lakes Orlando resort, comprising a 584-room Ritz-Carlton, a 998-room JW Marriott, a 40,000-square foot spa and an 18-hole Greg Norman-designed championship golf course (collectively the “Resort”), for a purchase price of approximately $753 million (the “Sale Price”), subject to customary closing adjustments and prorations.

In connection therewith, and as part of the Purchase Agreement, the Company will assume the existing management agreements for the two resort properties and the golf operation.

Upon execution of the Purchase Agreement, a deposit of $15,000,000 was deposited with an escrow agent (the “Deposit”). The Deposit became non-refundable on December 30, 2005. Upon closing, the Deposit will be applied as payment against the Sale Price. The balance of the Sale Price is to be paid by the Company at closing.

The Purchase Agreement contemplates a closing during the first quarter of 2006. The Company expects to obtain a loan in the amount of approximately $550 million in connection with the purchase of the Resort (the “Borrowing”), for which it has obtained a commitment for such borrowing from an affiliate of Wachovia Bank, NA. In addition, the Company expects to use a portion of the proceeds expected from its pending sale of the Hotel del Coronado to fund a portion of the Sale Price. There can be no assurance that that the Company will obtain such Borrowing or complete the sale of the Hotel del Coronado, which may adversely impact the Company’s ability to complete the purchase of the Resort and as a result may cause the Company to forfeit the Deposit. Closing of this transaction is subject to customary closing conditions and, accordingly, there can be no assurance that these conditions will be met, or if met, that the closing will occur.

On January 4, 2006, the Company issued a press release with regards to the Purchase and Sale Agreement. The press release is filed herewith as Exhibit 99.1.

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected closing of the Purchase and Sale Agreement, future growth at Grande Lakes Orlando, completion of The Ritz-Carlton ballroom and associated improvements, maintaining prestigious awards at the Resort, obtaining a loan from an affiliate of Wachovia Bank, NA and use of loan proceeds for portions of the Sale Price, the sale of the Hotel del Coronado, use of proceeds from properties sold or under contract for sale, and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could”, "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: the failure of closing conditions to be satisfied; a change in the national economy; changes in market conditions for hotels and resorts in Orlando; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; natural disasters; changes in construction costs; and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release dated January 4, 2006 (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: January 4, 2006	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit 99.1	Press release dated January 4, 2006 (Filed herewith).